Exhibit 99.1

Blue Star Foods Corp. Reports Fourth Quarter and 2019 Annual Results

Miami, Florida – June 1st, 2020 – Blue Star Foods Corp. (OTC:BSFC), (“Blue Star”), a sustainable seafood company, announced today its financial results for the quarter ended December 31st, 2019 (“Q4-2019”) and Fiscal Year 2019 (“FY-2019”).

Fiscal Year 2019 Financial Highlights

●	Net Sales. Revenue for the twelve months ended December 31, 2019 decreased 25.9% to $23,829,463 as compared to $32,165,933 for the twelve months ended December 31, 2018. The revenue decrease reflects the Company’s exit from the private label business that accounted for 18% of poundage sold for the 12 months ending December 31, 2019 as compared to 37% for the same period in 2018. The company’s Blue Star and other brands poundage were consistent with the prior year. Also contributing to the reduction in revenue, was a reduction in the commodity value with the average price per pound decreasing by 8% for 2019 as compared to the average price per pound in 2018. Blue Star’s FY 2019 revenue does not reflect a proforma revenue that includes Coastal Pride Company, Inc., as it was acquired in late November 2019.

●	Gross Profit. Gross profit for the twelve months ended December 31, 2019 decreased $1,718,806 to $3,219,463 from $4,938,269 for the twelve months ended December 31, 2018. This decrease is attributable to decreased revenues as well as a tightening of profit margin that occurs as the commodity begins a deflation cycle.

Other Strategic & Operating Highlights

●	Completion of first strategic acquisition. In December 2019, Blue Star, through its operating subsidiary John Keeler & Co., Inc., acquired Coastal Pride Company, Inc., a seafood company that specializes in importing pasteurized and fresh crabmeat primarily from Mexico and Latin America and selling premium branded label crabmeat to a diversified customer base throughout North America. The Company is based in Beaufort, South Carolina.

●	Exit out of Private-Label Business. Blue Star made a strategic decision to discontinue its the private-label business, which is a high revenue but low-margin business. The Company will focus our efforts on our own branded products.

●	Sustainability initiatives. The Company achieved certain milestones in our ongoing efforts to be a leader in sustainable seafood.

⁻	We continue our progress to become GRI Gold Community Certified as part of United Nations Sustainable Development Goals process, and we completed a socio-economic census of all aggregators in our vertical value chain in Indonesia and the Philippines and concluded our code of conduct for Responsible Fisheries. We intend to complete the certification by Q3-2020.

⁻	Blue Star has expanded its proprietary traceability coding on all our technology applications. We closed the year with a 20% QR Code on our packaged goods and reaching a 92% compliance on NOAA’s Seafood Import Monitoring Program (SIMP).

⁻	Blue Star was the winner of the “Environmental Innovation Award 2019” by the Philippine Chamber of Commerce and Industry.

The Company’s Chairman and CEO, John Keeler stated, “2019 was our first year as a public company, and we know there are certain places for improvement. Even prior to COVID-19 challenges for our industry, we had begun to implement certain cost-saving measures on our basic infrastructure which we will announce in our Q1 and Q2 numbers. We also had certain stock-based compensation related expenses associated with becoming a public company, certain legal costs associated with the Coastal acquisition that we do not believe will be recurring items going forward.” He further added. “We are also pretty proud of some of the things we were able to accomplish including the acquisition of Coastal working with their seasoned team to integrate best in class process within the two operating Companies, and also our efforts to continue to be leaders in the seafood sustainability space. We will continue our growth through acquisitions and sales from our multiple trademarks suited for all market segments”.

About Blue Star Foods Corp.

Blue Star Foods Corp. is a sustainable seafood company that processes, packages and sells refrigerated pasteurized Blue Crab meat, and other premium seafood products. The Company believes it utilizes best-in-class technology, in both resource sustainability management and traceability, and ecological packaging. Its products are currently sold in the United States, Mexico, Canada, the Caribbean, the United Kingdom, France, the Middle East, Singapore and Hong Kong. The company headquarters is in Miami, Florida (United States), and its corporate website is: http://www.bluestarfoods.com.

Contacts

Constantino Gutierrez | Newbridge Securities Corporation

cgutierrez@newbridgesecurities.com | Office: (480) 207-1824